Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Predictive Oncology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.01 per share	457	(c)	4,737,280	(2)	0.379	(3)	1,795,429.12	(3)	0.0000927	166.44
Total Offering Amount									$1,795,429.12			$166.44
Fees Previously Paid									--			$--
Net Fee Due												$166.44

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Consists of 4,737,280 shares of Common Stock registered for resale by the selling stockholders named in this registration statement issuable upon the exercise of Warrants.

(3)	Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices per share of the Common Stock reported on the Nasdaq Capital Market on September 28, 2022.